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                                                                     Exhibit 3.2

                          CERTIFICATE OF INCORPORATION

                                       OF

                     ADVANCED LIFE SCIENCES HOLDINGS, INC.,

                             a Delaware corporation

          FIRST.    The name of the corporation is Advanced Life Sciences
Holdings, Inc. (the "Corporation").

          SECOND.   The address of the Corporation's registered office in the
State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD.    The nature of the business of or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH.   The total number of shares of stock which the Corporation
has authority to issue is 4,000,000 shares. All of such shares are Common Stock with a par value of $0.01 per share.

          FIFTH.    The name and mailing address of the sole incorporator is:

                    Name:                     Mailing Address:
                    -----                     ----------------
                    Patrick W. Flavin         1440 Davey Road
                                              Woodridge, Illinois  60517

          SIXTH.    In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

          SEVENTH. Elections of directors need not be by written ballot unless the by-laws of the Corporation so provide.

          EIGHTH.   To the fullest extent permitted by the General Corporation
Law of the State of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          NINTH.    The corporation  expressly elects not to be governed by
Section 203 of the General Corporation Law of the State of Delaware.

                            [signature page follows]

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          I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my actual deed and that the facts stated herein are true, and accordingly have hereunto set my hand this _______ day of December, 2004

                                                      --------------------------
                                                      Patrick W. Flavin
                                                      Sole Incorporator